  EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Integrated Cannabis Solutions, Inc. (the “Company”) on Form S-1 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated February 12, 2020, with respect to our audits of the financial statements of Integrated Cannabis Solutions, Inc. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 12, 2020